Exhibit 4.4

[Face of Note]

CUSIP/CINS [            ]

11% Senior Second Lien Notes due 2014

No.	$

AGY HOLDING CORP.

promises to pay to Cede & Co., or registered assigns,                                                   the principal sum of                                                                                                     DOLLARS on                     , 2014.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Dated:                     , 20

AGY HOLDING CORP.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

[Back of Note]

11% Senior Second Lien Notes due 2014

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. The Company promises to pay interest on the principal amount of this Note at 11% per annum from October 25, 20061 until maturity and shall pay the Additional Interest, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semiannually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 15, 2007. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the

[1]	In the case of the Initial Notes.

register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder of Notes. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture, dated as of October 25, 2006 (as amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured second-priority obligations of the Company.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to November 15, 2010. On or after November 15, 2010, the Company will have the option to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders of such Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2010	105.50%
2011	102.75%
2012 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 15, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent offering of Equity Interests (other than Disqualified Stock) of Parent (whether offered or sold independently or as part of an offering or sale of units); provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

(c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to November 15, 2010, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(6) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control, the Company will be required (subject to certain limitations described in the Indenture) to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate amount of Notes repurchased plus accrued and unpaid interest and Additional Interest thereon, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) Subject to the terms of the Indenture, if the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within 15 days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.08 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(7) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(8) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(9) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(10) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 11 of the Indenture, (iv) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, (vi) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of notes” section of the Company’s Offering Memorandum, relating to the Initial Notes, to the extent that such provision in that “Description of notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, (vii) provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date, (viii) allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes or (ix) to enter into additional or supplemental Security Documents.

(11) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest, or Additional Interest, if any, on the Notes (ii) default in the payment when due (at maturity, upon redemption or otherwise of the principal of, or premium, if any, on, the Notes, (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture; (v) default under certain other agreements relating to Indebtedness of the Company and its Restricted Subsidiaries at its stated final maturity which default results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (viii) except as permitted by the Indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee and (ix) except as permitted by the Indenture, certain cases where any Security Document ceases for any reason to be fully enforceable or where the Company or any other Pledgor or any Person acting on behalf of any of them denies or disaffirms its obligations under any Security Document. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, premium or Additional Interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(12) TRUSTEE DEALINGS WITH COMPANY. Subject to certain limitations in the Indenture, the Trustee, in its individual or any other capacity, may make loans to, accept donations from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(13) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(14) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of October 25, 2006, among the Company, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

If to the Company and/or any Guarantor:

AGY HOLDING CORP.

2558 Wagener Road

Aiken, SC 29801

Facsimile: 803-643-4045

Attention: Chief Financial Officer